Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Alan D. Eskow
Senior Executive Vice President and
Chief Financial Officer
973-305-4003

VALLEY NATIONAL BANCORP ANNOUNCES $65 MILLION

REGISTERED DIRECT OFFERING

WAYNE, NJ – December 7, 2009 — Valley National Bancorp (“Valley”) (NYSE:VLY), the holding company for Valley National Bank, announced today that it has entered into definitive purchase agreements directly with several institutional investors to sell 5 million shares of its common stock, no par value per share (the “Common Stock”) to such investors, at a price of $13.00 per share. Valley expects to receive net proceeds of approximately $63.7 million after deducting placement agents’ fees and other offering expenses. The closing of the offering is expected to occur on or about December 10, 2009, subject to customary closing conditions.

The shares of Common Stock are being sold pursuant to Valley’s effective shelf registration. Stifel, Nicolaus & Company, Incorporated served as lead placement agent and Sandler O’Neill + Partners, L.P. acted as placement agent in connection with the registered direct offering of Common Stock. When available, copies of the prospectus supplement and accompanying prospectus relating to the offering may be obtained by contacting Stifel, Nicolaus & Company, Incorporated, Attn: Prospectus Department, One South Street, 15th Floor, Baltimore, MD 21202, or by calling (443) 224-1988.

This press release is not an offer to sell or purchase or a solicitation of acceptance of an offer to sell or purchase, which may be made only pursuant to the terms of the prospectus supplement and accompanying prospectus.

About Valley

Valley is a regional bank holding company, headquartered in Wayne, New Jersey, with over $14 billion in assets. Its principal subsidiary, Valley National Bank, currently operates 199 branches in 135 communities serving 14 counties throughout northern and central New Jersey and Manhattan, Brooklyn and Queens. Valley National Bank is the largest commercial bank headquartered in New Jersey and is committed to providing the most convenient service, the latest in product innovations and an experienced and knowledgeable staff with a high priority on friendly customer service 24 hours a day, 7 days a week. Valley National Bank offers a wide range of deposit products, mortgage loans and cash management services to consumers and businesses including products tailored for the medical, insurance and leasing business. Valley National Bank’s comprehensive delivery channels enable customers to bank in person, by telephone or online.

For more information about Valley National Bank and its products and services, please visit www.valleynationalbank.com or call Customer Service 24/7 at 1-800-522-4100.